EXHIBIT 10.2

BLACK GAMING

LONG TERM INCENTIVE PLAN

Effective as of October 1, 2006

Black Gaming Long Term Incentive Plan

Section 1.                            Establishment of Plan

This Black Gaming Long Term Incentive Plan is hereby established by Virgin River Casino Corporation, a Nevada Corporation, B&BB, Inc., a Nevada Corporation, RBG, LLC, a Nevada Limited Liability Company and CasaBlanca Resorts, LLC, a Nevada Limited Liability Company, (collectively referred to as the “Companies”) to be effective as of October 1, 2006.

Section 2.                            Definitions

Whenever used in this Plan, the following capitalized terms shall have the meanings designated below:

2.1.          “Affiliate” shall mean any Person who controls, is controlled by or is under common control with one or more of the Companies.

2.2.          “Award Percentage” shall mean the percentage, if any, applicable to a Participant, as designated in Exhibit A. A Participant’s Award Percentage, if any, may vary from one Fiscal Year to another, as designated in Exhibit A.

2.3.          “Beneficiary” shall mean the Person(s) designated by a Participant on forms provided by the Committee to receive the payment, if any, described in Section 6.2(iii). A Participant may change his or her designation on such forms at any time without the consent of any existing Beneficiary or any other Person. In the event that a Participant fails to properly designate a Beneficiary, his or her Beneficiary shall be his or her estate.

2.4.          “Board” shall mean Robert R. Black, Sr., Glenn Teixeira, their respective lawful successors and any other individuals who are elected and/or admitted from time to time by all necessary corporate and limited liability company action, as applicable.

2.5.          “Cause” shall have the same meaning as the term is used in a Participant’s written employment agreement with one or more of the Companies and/or their Affiliates. If a Participant does not have such a written employment agreement, then “Cause” shall be deemed to exist if the Participant: (i) has been formally charged with or convicted of any felony, including any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude; (ii) has been found unsuitable to hold a gaming license by a Gaming Authority; (iii) has failed to abide by any policies and/or procedures that are reasonably and consistently enforced by the Companies and/or their Affiliates; (iv) has engaged in misconduct, failed to follow a reasonable directive, including, without limitation, any reasonable directive given by the Companies, or engaged in material inattention to the business of the Companies and/or their Affiliates; (v) has failed to perform the duties required of the Participant up to the standards established by the Companies and/or their Affiliates; (vi) has engaged in acts or omissions that constitute gross negligence or willful misconduct resulting, in either case, in material economic harm to the Companies and/or their Affiliates; or (vii) has engaged in excessive absenteeism.

2.6.          “Change in Control” shall be deemed to have occurred if: (i) there is a sale or exchange of outstanding stock of any class, as applicable, or membership interests in the Companies to a third party, the result of which leaves the Existing Majority Equity Holder with less than fifty percent (50%) of the beneficial ownership in the surviving entity(ies); (ii) there is a sale of all or substantially all of the assets of the Companies; and/or (iii) Robert R. Black, Sr. is no longer the Chief Executive Officer or equivalent of the Companies as a going gaming concern. For purposes of this Section 2.6, “beneficial ownership” shall have the same meaning as defined in Rules 13d- 13d-5 under the Securities Exchange Act of 1934, as amended, except that a Person shall be deemed to have “beneficial ownership” of all shares or membership interests that any such Person has the right to acquire, whether such right is immediately exercisable or only after the passage of time.

2.7.          “Committee” shall mean the individual or group of individuals appointed by the Board to administer this Plan. If no such individual or group of individuals is so appointed by the Board, then the Board shall administer the Plan and serve as the Committee.

2.8.          “Companies” shall mean Virgin River Casino Corporation, a Nevada Corporation, B&BB, Inc., a Nevada Corporation, RBG, LLC, a Nevada Limited Liability Company and CasaBlanca Resorts, LLC, a Nevada Limited Liability Company, collectively, including any successors thereto.

2.9.          “Debt” shall mean (i) the current and long term portion of the Companies’ debt (determined in accordance with Generally Accepted Accounting Principles), plus (ii) the fifteen million dollars ($15,000,000.00) owed to Mr. Michael Gaughan by R. Black, Inc. or its assignee(s), which was borrowed on December 20, 2004, including any paid or unpaid accrued interest on such debt.

2.10.        “Disability” or “Disabled” shall have the same meanings as the terms are used in a Participant’s written employment agreement with one or more of the Companies and/or their Affiliates. If a Participant does not have such a written employment agreement, then “Disability” or “Disabled” shall have the same meanings as the terms are used in the Companies’ then existing group long term disability insurance program or any replacement or successor program.

2.11.        “EBITDA” shall mean the net earnings of the Companies for a Fiscal Year before taking into account interest, taxes, depreciation, gains and losses on disposal of assets, non-cash charges not normal in the course of business and non- operating income and losses, as reported on the Companies’ audited financial statements for the Fiscal Year.

2.12.        “Employee” shall mean a full-time, salaried employee of one or more of the Companies and/or their Affiliates.

2.13.        “Equity Value of the Companies” shall mean (i) with respect to the Fiscal Year ending on December 31, 2004, $27,628,000.00, and (ii) with respect to any Fiscal Year ending on or after December 31, 2005, the value determined by multiplying the EBITDA for such Fiscal Year by the Multiple, less the value of any Debt as of the end of such Fiscal Year, plus the value of the Companies’ unrestricted cash (determined in accordance with Generally Accepted Accounting Principles) as of the end of such Fiscal Year.

2.14.        “Existing Majority Equity Holder” shall mean Robert R. Black, Sr.

2.15.        “Fiscal Year” shall mean the year ending on December 31, which shall be the annual measurement period for purposes of this Plan.

2.16.        2.16 “Gaming Authorities” shall mean the federal, state and local governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Commission and the Nevada State Gaming Control Board.

2.17.        “Good Reason” shall have the same meaning as the term is used in a Participant’s written employment agreement with one or more of the Companies and/or their Affiliates. If a Participant does not have such a written employment agreement, then “Good Reason” shall never exist under any circumstances for purposes of this Plan.

2.18.        “Long Term Incentive Award” shall mean the unvested award described in Section 5.

2.19.        “Multiple” shall mean 9.17, which represents the implied multiple used by Robert R. Black, Sr. to purchase the Companies on December 20, 2004. The Committee may amend the Multiple from time to time to reflect any changes in the multiples of existing public equity gaming companies, as determined by the Committee in its sole discretion; provided, however, that any such amendment of the Multiple shall not apply to any then-outstanding Long Term Incentive Award.

2.20.        “Participant” shall mean an Employee who is eligible to participate in the Plan, as provided in Section 4.

2.21.        “Person” shall mean a natural person, any form of business and any other nongovernmental legal entity, including, without limitation, a corporation, partnership, trust or limited liability company.

2.22.        “Plan” shall mean this Black Gaming Long Term Incentive Plan, as set forth herein and amended from time to time.

Section 3.                             Administration

The Plan shall be administered by the Committee. The Committee may delegate to any appropriate officers and/or employees of one or more of the Companies and/or their Affiliates responsibility for administering the Plan.

Subject to the limitations of the Plan, the Committee shall, in its sole discretion, (i) correct any defect or omission or reconcile any inconsistency in the Plan or in any award granted hereunder and (ii) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon all parties.

Section 4.                            Eligibility and Participation

4.1.          In General.  The Employees eligible to participate in the Plan for the Fiscal Years ending on December 31, 2005 and December 31, 2006 are designated in Exhibit A. Within the first one-hundred-eighty (180) days of each Fiscal Year ending on or after December 31, 2007, the Committee shall designate the Employees eligible to participate in the Plan for the Fiscal Year, and such designation shall be memorialized in Exhibit A. An Employee who is eligible to participate in the Plan shall be so notified in writing by the Committee.

4.2.          Change in Position. If a Participant is promoted or demoted during a Fiscal Year, the Committee may, in its sole discretion, elect to adjust his or her Award Percentage for such Fiscal Year in any reasonable manner that it deems appropriate.

4.3.          No Right to Participate.  No Participant or other Employee shall at any time have a right to be selected for participation in the Plan for any particular Fiscal Year, regardless of whether he or she previously participated in the Plan and/or any other incentive compensation plan of the Companies and/or their Affiliates during one or more other Fiscal Years.

Section 5.                            Calculation of Awards

5.1.          Calculation of Awards in General. Beginning with the Fiscal Year ending on December 31, 2005, a Participant’s unvested Long Term Incentive Award for each Fiscal Year, if any, shall be calculated as follows:

(i)            Determine the change in Equity Value of the Companies by subtracting (a) the greater of (1) the Equity Value of the Companies as of December 31 of the previous Fiscal Year or (2) the highest Equity Value of the Companies as of December 31 of any Fiscal Year ending on or after December 31, 2004, from (b) the Equity Value of the Companies as of December 31 of the current Fiscal Year;

(ii)           If the change in Equity Value of the Companies determined in Subsection (i) above is zero or less, then the award for the current Fiscal Year shall be zero; and

(iii)          If the change in Equity Value of the Companies determined in Subsection (i) above is greater than zero, then the award for the current Fiscal Year shall be calculated by multiplying such change in Equity Value by his or her Award Percentage for such Fiscal Year, if any.

5.2.          Calculation of Awards in the Event of a Change in Control. Notwithstanding Section 5.1 above, if a Change in Control occurs during a Fiscal Year ending on or after December 31, 2006, then a Participant’s unvested Long Term Incentive Award for such Fiscal Year, if any, shall be calculated as follows:

(i)            Determine the change in Equity Value of the Companies by subtracting (a) the greater of (1) the Equity Value of the Companies as of December 31 of the previous Fiscal Year or (2) the highest Equity Value of the Companies as of December 31 of any Fiscal Year ending on or after December 31, 2004, from (b) the net consideration for the transaction(s) causing the Change in Control, taking into account the disposition of any Debt;

(ii)           If the change in Equity Value of the Companies determined in Subsection (i) above is zero or less, then the award for the Fiscal Year during which a Change in Control occurs shall be zero; and

(iii)          If the change in Equity Value of the Companies determined in Subsection (i) above is greater than zero, then the award for the Fiscal Year during which a Change in Control occurs shall be calculated by multiplying such change in Equity Value by his or her Award Percentage for such Fiscal Year, if any.

Section 6.                            Vesting, Forfeiture and Payment of Awards

6.1.          In General. Each unvested Long Term Incentive Award of a Participant, if any, which has not been forfeited pursuant to Section 6.2 below, shall vest and be paid to the Participant in cash as follows:

(i)            One-third (113) of the unvested Long Term Incentive Award shall vest and be paid on December 1 of the Fiscal Year that next follows the Fiscal Year to which the award is attributable (for example, one-third (113) of an unvested Long Term Incentive Award attributable to the Fiscal Year ending on December 31, 2005 shall vest and be paid on December 1, 2006), provided that the Participant remains employed with one or more of the Companies and/or their Affiliates on such date;

(ii)           An additional one-third (1/3) of the unvested Long Term Incentive Award shall vest and be paid on December 1 of the second Fiscal Year that follows the Fiscal Year to which the award is attributable (for example, an additional one-third (1/3) of an unvested Long Term Incentive Award attributable to the Fiscal Year ending on December 31, 2005 shall vest and be paid on December 1, 2007), provided that the Participant remains employed with one or more of the Companies and/or their Affiliates on such date; and

(iii)          The remaining one-third (1/3) of the unvested Long Term Incentive Award shall vest and be paid on December 1 of the third Fiscal Year that follows the Fiscal Year to which the award is attributable (for example, the remaining one-third (113) of an unvested Long Term Incentive Award attributable to the Fiscal Year ending on December 31, 2005 shall vest and be paid on December 1, 2008), provided that the Participant remains employed with or more of the Companies and/or their Affiliates on such date.

6.2.          Termination of Employment. In addition to what is provided in any employment agreement with a Participant, in the event of a termination of a Participant’s employment with the Companies and all of their Affiliates, each unvested Long Term Incentive Award of the Participant, if any, which has not already been forfeited pursuant to this Section 6.2, shall be disposed of as follows:

(i)            If (a) the Participant terminates his or her own employment without Good Reason or (b) the Companies and/or their Affiliates terminate the Participant’s employment for Cause, then all outstanding unvested Long Term Incentive Awards shall be forfeited immediately on the effective date of such termination;

(ii)           If (a) the Companies and/or their Affiliates terminate the Participant’s employment without Cause, (b) the Participant terminates his or her own employment for Good Reason or (c) the termination of the Participant’s employment occurs subsequent to him or her becoming Disabled, then (1) any portion of an outstanding unvested Long Term Incentive Award, if any, which would have been vested and paid on December 1 of the Fiscal Year in which the termination occurs, shall vest on the effective date of such termination and be paid to the Participant in cash within thirty (30) days of such effective date and (2) all other outstanding unvested Long Term Incentive Awards shall be forfeited immediately on the effective date of such termination; and

(iii)          If the termination of the Participant’s employment is as a result of his or her death, then (a) any portion of an outstanding unvested Long Term Incentive Award, if any, which would have been vested and paid on December 1 of the Fiscal Year in which the termination occurs, shall vest on the effective date of such termination and be paid to the Participant’s Beneficiary in cash within thirty (30) days of such effective date and (b) all other outstanding unvested Long Term Incentive Awards shall be forfeited immediately on the effective date of such termination.

6.3.          Change in Control. In the event of a Change in Control, each unvested Long Term Incentive Award of a Participant, if any, which has not been forfeited pursuant to Section 6.2 above, including, without limitation, any unvested Long Term Incentive Award attributable to the Fiscal Year during which the Change in Control occurs, shall vest on the effective date of such Change in Control and be paid to the Participant within thirty (30) days of such effective date; provided, however, that such payment shall be reduced by the amount of any payment to the Participant on account of the Change in Control that is made pursuant to the Participant’s written employment agreement with one or more of the Companies and/or their Affiliates, if applicable.

Section 7.                             Amendment and Modification

Notwithstanding any other amendment provision of any employment or other agreement to which this Plan is an exhibit and/or into which this Plan is incorporated by reference, the Committee, in its sole discretion, with notice to all Participants, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate the Plan entirely; provided, however, that in the event of any such modification, amendment, suspension or termination, other than an amendment of the Multiple in accordance with Section 2.19, any Participant (or his or her Beneficiary, as the case may be) who is an Employee on the effective date thereof shall be entitled to no less of a payment hereunder than the amount he or she would have otherwise received based upon the terms and provisions of the Plan, as in effect immediately prior to such modification, amendment, suspension or termination, with respect to any then outstanding Long Term Incentive Award.

Section 8.                            Miscellaneous

8.1.          Employment Status. The Plan does not constitute a contract of employment or continued service, nor does it supersede or replace any existing employment agreement with a Participant, and selection as a Participant shall not give any Employee the right to be retained in the employ of the Companies or any of their Affiliates.

8.2.          Unsecured General Creditor. Participants and their heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Companies or any of their Affiliates by virtue of participation in the Plan. The Companies’ obligations under the Plan shall be that of an unfunded and unsecured promise of the Companies to pay money in the future.

8.3.          Nonassignability. No Participant or any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt of the amounts, if any, payable hereunder, or any part thereof, which are, and all right to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgment, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

8.4.          Governing Law. The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Nevada.

8.5.          Withholding Taxes. The Companies and/or their Affiliates shall have the right to deduct from all payments under the Plan any Federal, State or local taxes required by law to be withheld with respect to such payments.

8.6.          Gender and Number. Except where otherwise indicated by the context, any masculine term used in the Plan shall also include the feminine, the plural shall include the singular and the singular shall include the plural.

8.7.          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.8.          Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Companies and/or their Affiliates.

8.9.          Successors. All obligations of the Companies under the Plan shall be binding upon and inure to the benefit of any successors to the Companies, whether the existence of any such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of one or more of the Companies.

* * *

[The remainder of this page is left blank intentionally.]

This Black Gaming Long Term Incentive Plan is executed by the Companies on the dates set forth below, to be effective as of October 1, 2006.

VIRGIN RIVER CASINO CORPORATION
By:
Name:
	Title:	CEO
	Date:	10-06

B&BB, INC
By:
Name:
	Title:	CEO
	Date:	10-06

RBG, LLC
By:
Name:
	Title:	Managing Member
	Date:	10-06

Casablanca Resorts, LLC
By:
Name:
	Title:	Managing Member
	Date:	10-06

Exhibit A
Designation of Participants and Award Percentages

Fiscal Year ending on December 31, 2005
Participant Name	Award Percentage
Jonathan Lowenhar	1.25%
Curt Mayer	1.25%
Scott DeAngelo	0.625%
Anthony George	0.625%
Peter Wu	0.625%
Total Award Percentages:	4.375%

Fiscal Year ending on December 31, 2006
Participant Name	Award Percentage
Jonathan Lowenhar	1.25%
Curt Mayer	1.25%
Scott DeAngelo	0.625%
Anthony George	0.625%
Peter Wu	0.625%
Total Award Percentages:	4.375%

Fiscal Year ending on December 31, 2007
Participant Name	Award Percentage

Fiscal Year ending on December 31, 2008
Participant Name	Award Percentage

Fiscal Year ending on December 31, 2009
Participant Name	Award Percentage

Fiscal Year ending on December 31, 2010
Participant Name	Award Percentage